As filed with the Securities and Exchange Commission on March 27, 2017

Registration No. 333-
________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ________________________________________________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________________________________________________________
LIFEVANTAGE CORPORATION
(Exact name of registrant as specified in charter)
________________________________________________________________________________

Colorado	90-0224471
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

9785 S. Monroe Street, Suite 300
Sandy, UT 84070
(Address of Principal Executive Offices)
________________________________________________________________________________

LifeVantage Corporation 2017 Long-Term Incentive Plan
(Full title of the plan)
________________________________________________________________________________
Darren Jensen
President and Chief Executive Officer
LifeVantage Corporation
9785 S. Monroe Street, Suite 300
Sandy, UT 84070
(801) 432-9000
(Name, address, and telephone number, including area code, of agent for service)
________________________________________________________________________________
 Copies to:
Kirt W Shuldberg, Esq.
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
3570 Carmel Mountain Rd., Suite 200
San Diego, CA 92130
(858) 436-8000
 ________________________________________________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value per share	1,125,000 shares(2)	$4.98 (3)	$5,602.50 (3)	$650

(1)
Pursuant to Rules 416 and 457 under the Securities Act of 1933, this registration statement shall also cover any additional shares of common stock that may become issuable under the LifeVantage Corporation 2017 Long-Term Incentive Plan (the “2017 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the outstanding shares of common stock of the registrant.

(2)
Represents shares of common stock reserved for issuance under the 2017 Plan, which consists of the sum of:  (a) 650,000 shares of common stock to be issued pursuant to future awards under the 2017 Plan; (b) 244,947 shares of common stock previously reserved but unissued under the LifeVantage Corporation 2010 Long-Term Incentive Plan (the “2010 Plan”) that are now available for issuance under the 2017 Plan and (c) up to 230,053 shares of common stock originally issued under the 2010 Plan that are reacquired by the registrant, or shares subject to awards under the 2010 Plan that expire or are cancelled for any reason specified under the 2017 Plan. In general, to the extent that any awards under the 2017 Plan are forfeited or expire for any reason before being exercised or settled in full, or if shares issued under the 2017 Plan are reacquired by the Registrant pursuant to a forfeiture provision, repurchase right or for any other reason, those shares will again become available for issuance under the 2017 Plan, as will shares applied to pay the exercise or purchase price of an award or to satisfy tax withholding obligations related to any award.

(3)
Estimated pursuant to Rules 457(h) and 457(d) under the Securities Act of 1933 solely for the purpose of calculating the registration fee and is based on the average of the high and low prices of registrant’s common stock as reported on the NASDAQ Capital Market on March 21, 2017.

The registration statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act of 1933.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
    The information specified in this Part I is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (“Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents and information previously filed by the Registrant with the SEC are hereby incorporated by reference in this registration statement:

(a)	the Registrant’s annual report on Form 10-K and any amendments thereto for the fiscal year ended June 30, 2016, filed on December 12, 2016;

(b)	the Registrant’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2016 filed on December 12, 2016;

(c)	the Registrant’s quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2016 filed on February 8, 2017;

(d)
the Registrant’s current reports on Form 8-K filed on each of July 13, 2016, September 13, 2016, September 30, 2016, October 26, 2016, November 18, 2016, November 28, 2016, December 12, 2016, December 14, 2016, December 15, 2016, December 16, 2016, January 18, 2017 and February 23, 2017, only to the extent filed and not furnished;

(e)
all reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the registrant’s latest annual report; and

(f)
the description of the registrant’s common stock contained in the registrant’s registration statement on Form SB-2 filed under the Securities Act of 1933 on December 17, 2007, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be incorporated by reference into this registration statement from the date of filing of such documents. In no event, however, will any information that the registrant discloses under Item 2.02 or Item 7.01 of any current report on Form 8-K that the registrant may from time to time furnish to the SEC be incorporated by reference into, or otherwise become a part of, this registration statement.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
Section 7-108-402 of the Colorado Business Corporation Act (the “Act”) provides, generally, that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. The articles of incorporation may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which the provision becomes effective. The Registrant’s articles of incorporation contain a provision eliminating liability as permitted by Section 7-108-402 of the Act.
Section 7-109-103 of the Act provides that a Colorado corporation must indemnify a person (i) who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation’s request as a director, officer, agent, associate, employee, fiduciary, manager, member, partner, promoter or trustee of another corporation or other entity or of any employee benefit plan (a “Director”) or officer of the corporation and (ii) who was wholly successful, on the merits or otherwise, in defense of any proceeding in which the Director or officer was a party, against reasonable expenses incurred by him or her in connection with the proceeding, unless such indemnity is limited by the corporation’s articles of incorporation. The Registrant’s articles of incorporation do not contain any such limitation.
 Section 7-109-102 of the Act provides, generally, that a Colorado corporation may indemnify a person made a party to a proceeding because the person is or was a Director, against any obligation incurred with respect to a proceeding, to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the proceeding if the Director’s conduct was in good faith and the Director reasonably believed, in the case of conduct in an official capacity with the corporation, that the Director’s conduct was in the corporation’s best interests and, in all other cases, the Director’s conduct was at least not opposed to the corporation’s best interests and, with respect to any criminal proceeding, the Director had no reasonable cause to believe that his or her conduct was unlawful. The Registrant’s bylaws provide for such indemnification. A corporation may not indemnify a Director in connection with any proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation or, in connection with any other proceeding charging the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which proceeding the Director was judged liable on the basis that he derived an improper personal benefit. Any indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.
Under Section 7-109-107 of the Act, unless otherwise provided in its articles of incorporation, a Colorado corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify such non-Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract. The Registrant’s articles of incorporation and bylaws allow indemnification of its officers, employees, fiduciaries and agents to the same extent, or greater extent if not inconsistent with public policy, as the Registrant’s directors.
Section 7-109-104 of the Act authorizes a Colorado corporation to pay expenses incurred in defending a proceeding in advance of the final disposition of the proceeding if the person undertakes in writing to repay the amount if it is ultimately determined that the person did not meet the statutory standards of conduct.
The Registrant’s Amended and Restated Bylaws (the “Bylaws”) also provide for the indemnification of directors and officers. The Bylaws, together with the Registrant’s articles of incorporation, may require the Company, among other things, to indemnify directors or officers against certain liabilities that may arise by reason of their status or service as directors (other than in connection with a proceeding in which the director was adjudged liable to the Company or liable on the basis that the director derived an improper personal benefit), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain and maintain directors’ and officers’ insurance if available on reasonable terms.
Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits.
The Exhibit Index immediately preceding the exhibits to this registration statement is incorporated in this Item 8 by reference.
Item 9. Undertakings
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sandy, State of Utah on March 27, 2017.

LIFEVANTAGE CORPORATION

By:	/s/ Beatryx Washington
Beatryx Washington
Senior VP, General Counsel, and Corporate Secretary

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Darren Jensen and Beatryx Washington, and each or either of them, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his/her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Darren Jensen	President, Chief Executive Officer and Director (Principal Executive Officer)	March 24, 2017
Darren Jensen

/s/ Steven R. Fife	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 21, 2017
Steven R. Fife

/s/ Garry Mauro	Chairman of the Board	March 22, 2017
Garry Mauro

/s/ Michael A. Beindorff	Director	March 21, 2017
Michael A. Beindorff

/s/ Raymond Greer	Director	March 22, 2017
Raymond Greer

/s/ Vinayak Hegde	Director	March 21, 2017
Vinayak Hegde

/s/ Darwin Lewis	Director	March 22, 2017
Darwin Lewis

/s/ George E. Metzger	Director	March 22, 2017
George E. Metzger

/s/ Richard Okumoto	Director	March 22, 2017
Richard Okumoto

/s/ David Toole	Director	March 23, 2017
David Toole

EXHIBIT INDEX

Exhibit No.	Document Description	Filed Herewith or Incorporated by Reference From
4.1(a)	Amended and Restated Articles of Incorporation and Statement of Correction to Amended and Restated Articles of Incorporation	Exhibit to 4.1 to Registration Statement on Form S-8 (File No. 333-200363) filed on November 19, 2014.
4.1(b)	Articles of Amendment to the Amended and Restated Articles of Incorporation	Exhibit 3.1(b) to Form 10-Q for the fiscal quarter ended September 30, 2015 filed on November 4, 2015.
4.2(a)	Amended and Restated Bylaws	Exhibit 3.2 to Form 10-K for the fiscal year ended June 30, 2011 filed on September 28, 2011.
4.2(b)	First Amendment of the Amended and Restated Bylaws	Exhibit to 3.1 Form 8-K filed on May 31, 2012.
5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP	Filed herewith.
23.1	Consent of WSRP, LLC, Independent Registered Public Accounting Firm	Filed herewith.
23.2	Consent of EKS&H, LLLP, Independent Registered Public Accounting Firm	Filed herewith.
23.3	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP	Contained in Exhibit 5.1.
24.1	Power of Attorney	Contained on the signature page hereto.
99.1	LifeVantage Corporation 2017 Long-Term Incentive Plan	Filed herewith.
99.2	Form of Restricted Stock Grant Agreement for the 2017 Long-Term Incentive Plan	Filed herewith.
99.3	Form of Stock Unit Agreement for the 2017 Long-Term Incentive Plan	Filed herewith.